                                                                  Exhibit 3.1(i)



                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             GRANT GEOPHYSICAL, INC.
                                  (as amended)

         Grant Geophysical, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      FIRST. The name of the corporation is Grant Geophysical, Inc. (the "Company").

      SECOND. The address of the Company's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the company's registered agent at such address is The Corporation Trust Company.

      THIRD. The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

      "FOURTH. The Company is authorized to issue 25,000,000 shares of common stock, par value $0.001 per share ("Common Stock"). The holders of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting."

      FIFTH. The By-Laws of the Company may be amended or repealed (after adoption by the sole director identified herein) only by the stockholders.

      SIXTH. Section 1. NUMBER, ELECTION, AND TERMS OF DIRECTORS. The number of the Directors of the Company shall be fixed by, or in the manner provided in, the By-Laws of the Company. Election of Directors of the Company need not be by written ballot unless requested by the Chairman of the Board or by the holders of a majority of the Company's common stock and present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected.

            Section 2. NO CUMULATIVE VOTING. Holders of shares of common stock of the Company shall not be entitled to cumulative voting rights in the election of directors.

         SEVENTH. The provisions of Section 203 of the DGCL or any statute of like tenor or effect that is hereafter enacted shall not apply to the Company.

         EIGHTH. To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article Eighth will not adversely affect any right or protection of a Director of the Company existing prior to such repeal or modification.

         NINTH. Each person who is or was or had agreed to become a Director or officer of the company, and each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as an employee or agent of the Company or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether for profit or not for profit (including the heirs, executors, administrators, or estate of such person), will be indemnified by the Company to the full extent permitted by the DGCL or any other applicable law as currently or hereafter in effect. The right of indemnification provided in this Article Ninth (a) will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled or any contract approved by a majority of the entire Board (whether or not the Directors approving such contract are or are to be parties to such contract or similar contracts), and (b) will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the filing of this Certificate of Incorporation. Without limiting the generality or the effect of the foregoing, the Company may adopt By-Laws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article Ninth or the DGCL. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Ninth will not adversely affect any right or protection existing hereunder, or arising out of facts occurring, prior to such amendment, repeal, or adoption and no such amendment, repeal, or adoption, will affect the legality, validity, or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal, or adoption.

         TENTH. The books of the company may be kept (subject to any requirement of the DGCL) outside the State of Delaware at such place or places as may be designated form time to time by the Board or in the By-Laws of the Company.